(d)(2)(A)(ii)

AMENDED SCHEDULE B
COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Investors Trust, pursuant to the Portfolio Management Agreement dated October 24, 1997, as amended and restated January 21, 2011, as amended, the Manager will pay the Portfolio Manager a fee, computed daily1 and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

SERIES2	RATE (as a percentage of average daily net assets)

ING T. Rowe Price Capital Appreciation Portfolio
Assets up to $500 million:
0.50% on the first $250 million
0.40% on assets over $250 million

When assets exceed $500 million:
0.40% on the first $1 billion
0.35% on assets over $1 billion

When assets exceed $2 billion:

1
The portfolio management fees for ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, and ING T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the average daily net assets for the month.  The transitional credit for ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, and ING T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

2
The fees payable under this Portfolio Management Agreement are subject to a group fee waiver.  For purposes of this fee waiver, the assets of the Series will be aggregated with those of ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio (the “IPI Portfolios”), each a series of ING Partners, Inc. that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager; for purposes of this waiver, the assets of the Series will also be aggregated with those of ING International Growth Fund, a series of ING Mutual Funds, that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager.  Pursuant to the terms of a letter agreement between the Manager and the Portfolio Manager dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series and the IPI Portfolios as indicated below and will be applied to any fees payable by a Series.   Notwithstanding the reference to the fee waiver in this Amended Schedule B, the terms of the letter agreement shall govern the fee waiver.

•	Aggregate assets between $750 million and $1.5 billion = 5% discount
•	Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount
•	Aggregate assets greater than $3.0 billion = 10% discount

0.40% on the first $500 million 0.35% on assets over $500 million When assets exceed $3 billion: 0.35% on all assets

ING T. Rowe Price Equity Income Portfolio
Assets up to $100 million:
0.50% on the first $50 million
0.45% on the next $50 million

When assets exceed $100 million:
0.40% on all assets

When assets exceed $200 million:
0.35% on all assets

When assets exceed $500 million:
0.325% on first $500 million
0.30% on next $500 million

When assets exceed $1 billion:
0.30% on all assets

ING T. Rowe Price International Stock Portfolio3
Assets up to $250 million:
0.65% on the first $50 million
0.50% on the next $200 million

When assets exceed $250 million, the fee schedule resets as indicated below:

0.45% on all assets4

When assets exceed $1 billion, the fee schedule resets as indicated below:

0.425% on all assets4

_________________________________
1
For purposes of calculating the fees of ING T. Rowe Price International Stock Portfolio under this Agreement, the assets of the Portfolio shall be aggregated with the assets of the investment sleeve managed by T. Rowe Price Associates, Inc. with respect to ING International Growth Fund, a series of ING Mutual Funds, which is not a party to this Agreement.

2
When assets are below $250 million, the breakpoints will reset to the asset weighted value of 0.65% on the first $50 million and 0.50% on the next $200 million.  When assets exceed $250 million, up to $1 billion, the breakpoints will reset to the asset weighted value of 0.45% on all assets.

Concurrently with payment of the portfolio management fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to ING T. Rowe Price Capital Appreciation Portfolio:

For ING T. Rowe Price Capital Appreciation Portfolio (the “Capital Appreciation Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Capital Appreciation Portfolio’s assets fall beneath $3 billion and to prevent a decline in the Capital Appreciation Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.  The credit would approach $250,000 annually when the Capital Appreciation Portfolio’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$70,000,000

With respect to ING T. Rowe Price Equity Income Portfolio:

For ING T. Rowe Price Equity Income Portfolio (the “Equity Income Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets reach $1 billion.  The credit will apply at asset levels between approximately $958.3 million and $1 billion.

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion and to prevent a decline in the Equity Income Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $958.3 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.30% fee schedule by the current portfolio size for billing purposes and the $958.3 million threshold, divided by the difference between $1 billion and the $958.3 million threshold.  The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $958.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $958,333,333	X $125,000
$41,666,667

With respect to ING T. Rowe Price International Stock Portfolio:

For ING T. Rowe Price International Stock Portfolio (the “International Stock Portfolio”), the Portfolio Manager will provide the Manager transitional credits to eliminate any discontinuity between the tiered fee schedule and the flat 0.45% fee schedule once assets reach $250 million, and to eliminate any discontinuity between the flat 0.45% fee schedule and flat 0.425% fee schedule once assets reach $1 billion.  The credits will apply at asset levels between approximately $210 million and $250 million, and at asset levels between approximately $944 million and $1 billion.

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $250 million and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $210 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.45% fee schedule by the difference between the current portfolio size for billing purposes, and the $210 million threshold, divided by the difference between $250 million and the $210 million threshold.  The credit will approach $200,000 annually when the International Stock Portfolio’s assets are close to $250 million and fall to zero at approximately $210 million.

As the International Stock Portfolio’s assets approach $250 million, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $210,000,000	X $200,000
$40,000,000

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $1 billion and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $944 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the flat 0.45% fee schedule and the flat 0.425% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit will approach $250,000 annually when the International Stock Portfolio’s assets are close to $1 billion and fall to zero at approximately $944 million.

As the International Stock Portfolio’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $944,444,444	X $250,000
$55,555,555